Exhibit 10.11

Allakos Inc.

Change in Control and Severance Policy

This Change in Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of Allakos Inc. (“Allakos” or the “Company”) or any of its subsidiaries if their employment is involuntary terminated under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.

Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in the Eligible Employee’s Participation Agreement (as defined below)). An “Eligible Employee,” is an employee of the Company or any subsidiary of the Company who has (a) been designated by the Board or an authorized committee of the Board (in either case, the “Committee”) as eligible to participate in the Policy, whether individually or by position or category of position and (b) executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”).

Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits under this Policy and his or her Participation Agreement upon his or her Qualified Termination or CIC Qualified Termination, as applicable. The amount and terms of any Equity Vesting Acceleration, Salary Severance, Target Bonus Severance, and COBRA Benefit that an Eligible Employee may receive upon his or her Qualified Termination or CIC Qualified Termination, as applicable, will be set forth in his or her Participation Agreement. All benefits under this Policy payable upon a Qualified Termination or CIC Qualified Termination, as applicable, will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A. For the avoidance of doubt, if an Eligible Employee’s termination of employment occurs outside the Change in Control Period, he or she will not be eligible to receive any severance payments or benefits in this Policy or his or her Participation Agreement that require a CIC Qualified Termination. Likewise, if an Eligible Employee’s termination of employment occurs within the Change in Control Period, he or she will not be eligible to receive any severance payments or benefits in this Policy or his or her Participation Agreement that require a Qualified Termination.

Equity Vesting Acceleration: Upon a CIC Qualified Termination, an Eligible Employee will be eligible to receive the vesting acceleration benefits with respect to his or her Company equity awards that are set forth in his or her Participation Agreement (if any).

Salary Severance: Upon a Qualified Termination or CIC Qualified Termination, as applicable, an Eligible Employee will be eligible to receive salary severance payment(s) in the amount set forth in his or her Participation Agreement. The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

Target Bonus Severance: Upon a Qualified Termination or CIC Qualified Termination, as applicable, an Eligible Employee will be eligible to receive a target bonus severance payment in the amount set forth in his or her Participation Agreement (if any). The Eligible Employee’s target bonus severance payment will be paid in cash at the time(s) specified in his or her Participation Agreement.

COBRA Benefit: Upon a Qualified Termination or a CIC Qualified Termination, as applicable, if an Eligible Employee makes a valid election under COBRA to continue his or her health coverage, the Company will pay or reimburse the Eligible Employee for the cost of such continuation coverage for the Eligible

Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her Qualified Termination or CIC Qualified Termination, as applicable, until the earliest of (a) the end of the applicable period set forth in the Eligible Employee’s Participation Agreement, (b) the date upon which the Eligible Employee and/or the Eligible Employee’s eligible dependents become covered under similar plans or (c) the date upon which the Eligible Employee ceases to be eligible for coverage under COBRA (the “COBRA Coverage”). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Eligible Employee a taxable lump-sum payment in an amount equal to the applicable number of months of COBRA Coverage specified in the Eligible Employee’s Participation Agreement multiplied by the monthly COBRA premium that the Eligible Employee would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualified Termination, based on the premium for the first month of COBRA coverage (whichever of such taxable payment or the COBRA Coverage, the “COBRA Benefit”). If the Company provides for a taxable cash payment in lieu of the COBRA Coverage, then such cash payment will be made regardless of whether the Eligible Employee elects COBRA continuation coverage and such payment will be made in full on the 61st day following the Eligible Employee’s Qualified Termination or CIC Qualified Termination, as applicable.

Death of Eligible Employee: If an Eligible Employee dies before all payments or benefits he or she is entitled to receive have been paid, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.

Release: An Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination or CIC Qualified Termination, as applicable, under this Policy is subject to the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination or CIC Qualified Termination, as applicable, (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination or CIC Qualified Termination, as applicable, under this Policy will be paid or otherwise provided prior to the 60th day following the Eligible Employee’s Qualified Termination or CIC Qualified Termination, as applicable. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll date following the 60th day following the Eligible Employee’s Qualified Termination or CIC Qualified Termination, as applicable, the Company will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”), will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.

Parachute Payments:

Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt on an after-tax basis of the greater amount, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards.

Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.

Administration: The Policy will be administered by the Committee or its delegate (in each case, the “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy or any related document will be conclusive and binding on all persons and be given the maximum possible deference allowed by applicable laws. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

Attorneys Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.

Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change in control or severance payments or benefits to be paid to the Eligible Employee on account of a termination of employment, whether unrelated to, concurrent with, or following, a change in control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy and in the Eligible Employee’s Participation Agreement.

Tax Withholding: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company or the subsidiary employing the Eligible Employee, as applicable, is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company or the subsidiary employing the Eligible Employee, as applicable, will not pay, reimburse the Eligible Employee for, or be liable or responsible for any of the Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy; instead, any such taxes will be solely the responsibility of the Eligible Employee.

Amendment or Termination: The Committee may amend or terminate the Policy at any time without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual, except that any amendment or termination of the Policy that is adverse to an Eligible Employee who was designated by the Committee as eligible to participate in the Policy on a date prior to such amendment or termination of the Policy will not be effective with respect to such Eligible Employee without such Eligible Employee’s prior written consent. Notwithstanding the preceding, (a) any amendment to the Policy that causes an individual to cease to be an Eligible Employee will not be effective with respect to a Qualified Termination or CIC Qualified Termination, as applicable, unless it is both approved by the Administrator and communicated to the affected Eligible Employee in writing at least 6 months prior to the effective date of the amendment or termination, and (b) no amendment or termination of the Policy will be made within 12 months following a Change in Control if such amendment or termination would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination). Any action in amending or terminating the Policy will be taken in a non-fiduciary capacity.

Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.

Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:

“Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination or CIC Qualified Termination, as applicable, (in the case of a CIC Qualified Termination, if such termination is due to a resignation for Good Reason based on a material reduction in annual base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction) or, in the case of a CIC Qualified Termination, and if such amount is greater, at the level in effect immediately prior to the Change in Control.

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of any of the following: (a) the Eligible Employee’s engaging in illegal conduct that is determined by the Committee to be materially injurious to the Company or any of its subsidiaries; (b) the Eligible Employee’s violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company or any of its subsidiaries; (c) the Eligible Employee’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Eligible Employee and the Company or any of its subsidiaries, as determined in good faith by the Committee; (d) the Eligible Employee’s conviction for, or entry of a plea of nolo contendere to, a felony involving any act of moral turpitude, dishonesty, fraud against, or the misappropriation of material property belonging to, the Company or any of its subsidiaries; (e) the Eligible Employee’s gross negligence or willful misconduct in the performance of his or her duties to the Company that has resulted or is likely to result in material damage to the Company, or continued and willful violations of his or her obligations to the Company as an employee of the Company or any of its subsidiaries, as determined in good faith by the Committee, and the Eligible Employee’s failure to cure such violations within the thirty (30)-day period following written notice from the Committee; (f) any breach by the Eligible Employee of any material provision of the terms of his or her employment or engagement by the Company or any of its subsidiaries that is determined by the Committee to be materially injurious to the Company or any of its subsidiaries.

“Change in Control” has the meaning set forth in the Company’s 2018 Equity Incentive Plan, as hereinafter may be amended from time to time.

“Change in Control Period” means the period beginning upon a Change in Control and ending 24 months following the Change in Control.

“CIC Qualified Termination” means, except as otherwise provided in a Participation Agreement, a termination of the Eligible Employee’s employment during the Change in Control Period either (i) by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or (ii) by the Eligible Employee for Good Reason.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s Qualified Termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.

“Good Reason” means the Eligible Employee’s termination of employment with the Company (or any of its subsidiaries) in accordance with the next sentence after the occurrence of one or more of the following events without the Eligible Employee’s prior written consent: (a) a material reduction in the Eligible Employee’s authority, duties, or responsibilities or the assignment to the Eligible Employee of any duties materially inconsistent with the Eligible Employee’s position, duties, authority, responsibilities or reporting requirements, provided, however, that continued employment following a Change in Control with substantially different duties, authorities, or responsibilities with respect to the Company’s (or any of its subsidiaries’) business and operations will constitute “Good Reason”; (b) a change in office location of greater than thirty (30) miles from the Eligible Employee’s then current location; (c) a material reduction in the Eligible Employee’s annual salary and/or target annual bonus opportunity as in effect immediately prior to such reduction; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company or its subsidiaries will not constitute “Good Reason”; (d) any material breach by the Company (or any of its subsidiaries) of the Eligible Employee’s employment letter with the Company (or any of its subsidiaries), the Policy or any equity award agreement with the Company; or (e) the failure by the Company to obtain the assumption of its obligations under the Policy by a successor to the Company. In order for the Eligible Employee’s termination of employment to be for Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during the Cure Period, and the Eligible Employee must terminate employment within 60 days following the Cure Period.

“Qualified Termination” means, except as otherwise provided in a Participation Agreement, a termination of the Eligible Employee’s employment outside of the Change in Control Period by the Company (or any of its subsidiaries) other than for Cause, death, or Disability.

Additional Information:

Plan Name:	Allakos Inc. Change in Control and Severance Policy

Plan Sponsor:	Allakos Inc.
75 Shoreway Road, Suite A
San Carlos, California 94070

    Identification Numbers:

Plan Year:	Company’s Fiscal Year

Plan Administrator:	Allakos Inc.
Attention: Chief Executive Officer
75 Shoreway Road, Suite A
San Carlos, California 94070

Agent for Service of Legal Process:	Allakos Inc.
Attention: Chief Executive Officer
75 Shoreway Road, Suite A
San Carlos, California 94070

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Policy is paid by the Company.

Statement of ERISA Rights:

Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay the Eligible Employee up to $147 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Change in Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between                                   and Allakos Inc. (the “Company”). Unless otherwise defined herein, the terms defined in the Change in Control and Severance Policy (the “Policy”) will have the same defined meanings in this Agreement.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy:

•	Salary Severance: You will be paid your Base Salary for months following your Qualified Termination, in accordance with the Company’s regular payroll procedures. Such amount shall commence on the 61st day following your Qualified Termination.

•	Target Bonus Severance: An amount equal to the product of (i) your target annual bonus opportunity for the year in which your Qualified Termination occurs multiplied by (ii) a fraction, the numerator of which is the number of days of your active employment with the Company (or any of its subsidiaries) during such year and the denominator of which is the number of days in such year. Such amount shall be payable in a lump sum on the 61st day following your Qualified Termination.

•	COBRA Coverage: Payment or reimbursement of the COBRA Coverage for up to months following your Qualified Termination.

In addition, you are eligible to receive the following severance payments and benefits upon a CIC Qualified Termination, subject to the terms and conditions of the Policy:

•	Equity Vesting Acceleration: 100% of the then-unvested shares subject to each of your then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision). In the case of equity awards with performance-based vesting, unless otherwise determined by the Company and set forth in your equity award agreement, all performance goals and other vesting criteria will be deemed achieved at 100% of target levels.

•	Salary Severance: months of your Base Salary, payable in a lump sum on the 61st day following your CIC Qualified Termination.

•	Target Bonus Severance: An amount equal to 100% of your target annual bonus opportunity for the year in which your CIC Qualified Termination occurs, payable in a lump sum on the 61st day following your CIC Qualified Termination.

•	COBRA Coverage: Payment or reimbursement of the COBRA Coverage for up to months following your CIC Qualified Termination.

Other Provisions

You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company and/or any of its subsidiaries.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By signing below, each of the parties signifies his, her, or its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer, effective as of the last date set forth below.

ALLAKOS INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

[Signature Page of the Participation Agreement]